EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders Mercury General Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-62228) on Form S-3 and (Nos. 333-01583 and 333-125460) on Form S-8 of Mercury General Corporation of our reports dated February 14, 2011, with respect to the consolidated balance sheets of Mercury General Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Mercury General Corporation.

/s/ KPMG LLP

Los Angeles, California

February 14, 2011